UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 19, 2012

AFFYMETRIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-28218	77-0319159
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3420 Central Expressway Santa Clara, California 95051
(Address of Principal Executive Offices) (Zip Code)

(408) 731-5000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On June 19, 2012, Affymetrix, Inc. (“Affymetrix”) entered into an underwriting agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC as representatives of the several underwriters named in the agreement to sell $105,000,000 aggregate principal amount of 4.00% Convertible Senior Notes due 2019 (the “Notes”). The Notes are expected to be issued and sold in a public offering pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333-181781) filed with the Securities and Exchange Commission (the “SEC”) and the prospectus included therein, as supplemented by the preliminary prospectus supplement dated June 18, 2012, a free writing prospectus dated June 19, 2012 and the final prospectus supplement dated June 19, 2012. Affymetrix has granted the underwriters an option to purchase up to $10.0 million aggregate principal amount of additional Notes on the same terms and conditions, solely to cover over-allotments, if any.

Affymetrix expects the net proceeds from the offering of the Notes to be approximately $100.3 million (assuming no exercise of the underwriters’ over-allotment option), after deducting underwriting discounts and estimated offering expenses. Affymetrix intends to use the net proceeds from the offering to fund a portion of the purchase price for its pending acquisition of eBioscience Holding Company, Inc. In the event that the acquisition of eBioscience is not consummated and Affymetrix does not elect to redeem the Notes, Affymetrix management will retain broad discretion over use of the net proceeds.

The above description of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

99.1	Underwriting Agreement dated June 19, 2012, by and among Affymetrix, Inc. and Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC, as representatives of the several underwriters named therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AFFYMETRIX, INC. (Registrant)

Date: June 20, 2012	By:	/s/ JOHN F. RUNKEL, JR.
John F. Runkel, Jr.
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Underwriting Agreement dated June 19, 2012, by and among Affymetrix, Inc. and Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC, as representatives of the several underwriters named therein.